Exhibit 99.1

NexMetals Appoints David Eichenberg as Vice President, Geology and

Grants Equity Incentive Awards

Vancouver, British Columbia, February 2, 2025 – NexMetals Mining Corp. (TSXV: NEXM) (Nasdaq: NEXM) (“NEXM” or the “Company”) is pleased to announce that it has appointed Mr. David Eichenberg as Vice President, Geology, effective immediately. The Company also announces that it has granted equity incentive awards to certain officers, employees and consultants pursuant to the Company’s Omnibus Equity Incentive Plan (the “Plan”).

Mr. Eichenberg is a veteran Geoscientist and leader with 28 years of global experience in mining, study-level projects, exploration and project generative roles. He has held senior technical leadership roles with De Beers and Rio Tinto. Most notably, he served as Chief Geoscientist and Qualified Person at the Diavik Mine, where he led technical operations with care and controlled the resource through multiple open-pit and underground mine developments. David’s extensive international portfolio spans Canada, Democratic Republic of Congo, Namibia, Botswana, South Africa, and Madagascar, where he generated targets and led exploration projects focused on copper, nickel, diamonds, uranium, heavy minerals, and iron ore. He is recognized for building high performing technical teams to deliver the critical data needed to advance projects and support mine operations. Throughout his career, David has remained committed to technical and safe operational excellence while delivering the quality data and clarity needed for organizations to make next-step decisions.

Sean Whiteford, CEO of the Company, commented: “David brings deep technical expertise and operational experience across both exploration and producing assets. His track record of building disciplined geological teams and advancing projects with high quality data aligns directly with our strategy as we continue to derisk these assets. We are very pleased to welcome him to NexMetals.”

Equity Incentive Grants

The Board of Directors has approved the grant of restricted share units (“RSUs”) representing an aggregate of 134,300 common shares to certain officers, employees and consultants. Of this amount, 47,800 RSUs will vest on the first anniversary of the date of grant. The remaining 86,500 RSUs will vest as to one half on the second anniversary of the date of grant and one half on the third anniversary of the date of grant. The RSUs were granted at a deemed price of $5.80, representing the 10-Day volume weighted average price of the Company’s shares on the TSX Venture Exchange as of January 27, 2026.

The Company has also granted 50,000 stock options of the Company (“Options”) to certain consultants pursuant to the Plan. The Options have an exercise price of C$8.00 per share, vest immediately, and have a two-year term from the date of grant.

About NexMetals Mining Corp.

NexMetals Mining Corp. is a TSX.V and NASDAQ listed mineral exploration and development company focused on redeveloping the past-producing Selebi and Selkirk copper-nickel-cobalt-platinum group element mines in Botswana. NexMetals has confirmed the scale of mineralization is larger than historical estimates, supported by NI 43-101-compliant resource estimates, with ongoing down-hole geophysics, drilling, and metallurgical programs aimed at expanding resources and supporting future economic studies. The Company is led by an experienced management and technical team with a proven track record in global mineral projects, emphasizing disciplined execution, transparent governance, and long-term stakeholder value creation.

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For further information about NexMetals Mining Corp., please contact:

Sean Whiteford

CEO

swhiteford@nexmetalsmining.com

Jaclyn Ruptash

V.P., Communications and Investor Relations

jaclyn@nexmetalsmining.com

1-833-770-4334

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Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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